Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

IHS Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

Seismic Micro-Technology Media Contact:
Indy Chakrabarti
SMT
+1 713 935 7966
ichakrabarti@seismicmicro.com

IHS Closes Acquisition of Seismic Micro-Technology
Combination of highly complementary assets provides increased options for customers and creates 'best-in-breed' geosciences workflow solution

ENGLEWOOD, Colo. (August 11, 2011) - IHS Inc. (NYSE:IHS), the leading global source of information and analysis, today announced it has completed the closing of its acquisition of Seismic Micro-Technology (SMT), a market leader for geoscience software. The acquisition closed for $500 million in cash and is the largest acquisition in IHS history.

“We are thrilled to welcome SMT to the IHS family and we expect integration to go quickly and smoothly. The combination of SMT's KINGDOM software and IHS PETRA will create an integrated solution that will address many current customer needs regarding ease of use, increased productivity and increased accuracy,” said Jerre Stead, IHS chairman and chief executive officer. “KINGDOM brings a particular strength in geophysical interpretation and when combined with our IHS PETRA offering and its strength in geologic interpretation, it will offer our customers a geosciences workflow solution that is unmatched in the current marketplace.”

Since 1984, SMT has provided the upstream exploration and production industry with easy to use, highly integrated, cost-effective software solutions. Headquartered in Houston, the company developed the first geoscience interpretation tools for the Microsoft Windows environment to help accelerate hydrocarbon exploration, collaboration and decision-making while delivering exceptional accuracy and consistency.

Today, SMT is a global leader in Windows-based exploration and production software, and its solutions are used by geoscientists in more than 100 countries to evaluate potential reservoirs and plan field development.

“The convergence of information and analytics is the wave of the future in the marketplace, and the combination of KINGDOM and IHS PETRA seizes upon this significant growth opportunity,” said Arshad Matin, SMT president and CEO. “Thousands and thousands of geoscientists are graduating annually, particularly in high-growth markets like Russia, India and China, and we believe this combined offering from IHS has the opportunity to become the workflow of choice for the profession.”

With 171 employees and more than 3,000 customers globally, SMT has earned a loyal following for its software platforms that boast great ease of use and mobility. IHS has a long-standing focus on and investment in information browsing and analysis tools for the oil and gas industry in order to give customers efficient and accurate use of its industry-leading information products.

Stead added: “We estimate that the $2 billion geosciences software market is likely to grow close to 50 percent by 2015. The combined offering of IHS and SMT represents a very small fraction of the total available market, so the growth opportunity is enormous.”

Outlook (forward-looking statement)
For the year ending November 30, 2011, IHS is increasing both its revenue and its adjusted EBITDA guidance, maintaining its adjusted EPS guidance, and expects:

•	All-in revenue in a range of $1.307 to $1.337 billion;

•	All-in adjusted EBITDA in a range of $399 to $407 million; and

•	All-in adjusted EPS in a range of $3.33 to $3.43 per diluted share.

IHS is updating its 2011 guidance solely to incorporate the inclusion of SMT.  This update reflects current foreign currency rates and acquisitions completed to date.

Furthermore, for the third quarter of 2011, because of how late in the quarter IHS completed the transaction, the company expects the SMT acquisition to push the company toward the higher end of its previously announced adjusted EBITDA guidance range of $97-99 million.

IHS senior management will host a conference call and webcast to discuss the SMT acquisition on Thursday, August 11 at 8:00 a.m. EDT. To hear the live event, visit the IHS website at http://www.ihs.com/Investor-Relations/ and log on at least 15 minutes prior to the start of the webcast.

# # #

About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information and insight in critical areas that shape today's business landscape, including energy and power; design and supply chain; defense, risk and security; environmental, health and safety (EHS) and sustainability; country and industry forecasting; and commodities, pricing and cost. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 5,100 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2011 IHS Inc. All rights reserved.

IHS FORWARD-LOOKING STATEMENTS: This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products, and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipate," "believe," "intend," "estimate," "plan" and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties--many of which are difficult to predict and generally beyond the control of IHS--that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.